Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM COMPLETES INITIAL PATIENT EVALUATION PERIOD

FOR MATRIX PHASE 2b EXCELLARATE CLINICAL STUDY

Results of Landmark Gene Therapy Study For Non-Healing Diabetic Ulcers

Expected to be Announced in Late September 2009

SAN DIEGO, CA – August 25, 2009 – Cardium Therapeutics (NYSE Amex: CXM) today announced that all patients enrolled in the Company’s MATRIX clinical study have now completed their initial 12-week evaluation period and that it plans to provide detailed safety and efficacy data in late September 2009.

The Phase 2b MATRIX clinical trial is a prospective, randomized, double-blind, placebo-controlled study of Excellarate™ for the potential treatment of chronic diabetic foot ulcers. The clinical study is designed to evaluate safety and key efficacy measures including complete wound closure, time to complete wound closure, absolute and percent change in ulcer area, and wound healing trajectories at various time points, as well as a wide range of other safety and comparative healing metrics which will be used to develop a Phase 3 clinical study. In addition, following the initial 12-week efficacy evaluation period, patients whose wounds have successfully closed are now being followed for three months to further evaluate wound healing durability.

“With the data set now complete for the initial 12-week evaluation period, we look forward to completion of the formal statistical review and analysis and, as previously reported, we expect to announce safety and efficacy data around the end of September,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics. “During the course of this landmark gene therapy trial, we have observed some remarkable healing responses, based on a one or two physician-administered treatment protocol, instead of current therapies which require multiple treatments by physicians or patients either on a daily or weekly basis for up to 20 weeks. We look forward to reviewing the MATRIX study’s complete data set.” (Click here to see selected information from Cardium’s May 14, 2009 webcast or visit the Investor section at Cardium’s website at www.cardiumthx.com).

Observational Safety and Efficacy Insights

Based on a continuing review of safety information, the Excellarate product candidate appears to be both safe and well-tolerated, with no serious adverse events attributed to use of the study product.

With respect to efficacy, while the study remains blinded until all key data are collected and fully analyzed, the Company and investigators are encouraged by several observations related to wound healing in the enrolled patient population. First, a number of study investigators have observed very rapid reductions in ulcer area after initial treatment (whereas the ulcers had not substantially reduced in size during a prior 2-week run-in period that was used to screen all patients entering the study). These findings are similar to what had been observed in the Phase 1/2 study.

In addition, the current blinded pooled data set, which includes patients that received the Excellarate product candidate or standardized therapy (placebo or standard of care) is also encouraging. In particular, based on a comparative review of multiple, well documented protein-based wound healing studies, three key efficacy measures: Wound Closure Incidence (percent of patients achieving complete closure over time), Wound Closure Efficiency (percent reduction in wound size), and Wound Closure Rate (wound closure trajectories over time), all appear to be occurring at rates higher than would be expected for patients receiving only standardized therapy.

If substantial differences in these key efficacy measures are confirmed in the final unblinded data set, we would expect the data to form the basis for a Phase 3 study designed to further demonstrate the safety and effectiveness of Excellarate for the potential treatment of patients with non-healing diabetic ulcers. In addition, as discussed recently, we believe that the Gene Activated Matrix (GAM) technology used for Excellarate has the potential to be applied to other types of wound and tissue repair settings, including not only the potential treatment of other soft tissue injuries such as pressure ulcers, but also hard tissue injuries such as those associated with bone fractures and other orthopedic applications.

To learn more about the Excellarate product candidate and the MATRIX clinical study, click here to view a television segment featuring an investigator of the study, Dr. Vickie Driver, D.P.M., Director of Research, Foot Care, Department of Surgery at Boston Medical University and Medical Center, and click here to view a segment featuring Dr. Peter A. Blume, DPM, FACFAS, of the Yale University School of Medicine, and their patients enrolled in the MATRIX study. The MATRIX study media segments can also be accessed at www.cardiumthx.com.

Innovative Advanced Care DNA-Based Therapy

Excellarate is an advanced care DNA-based biologic product candidate that is being developed to provide physicians and patients with a potentially simpler and easy to use treatment as compared to current therapies. Based on the positive data from the Phase1/2 study, the Company believes that the Excellarate topical gel provides a unique opportunity to: (1) improve patient compliance, based on a one- or two-treatment regimen, and (2) enhance acceptance by the medical community due to improved ease of use (as a pre-filled syringe, requiring only standard refrigeration and a 15-18 month shelf life), when compared to other treatment options. With this targeted registration profile, Cardium believes that Excellarate offers the unique potential to become an important new therapeutic class that, in certain cases, may supplant the use of current healing agents and medical devices, and, in other cases, may be used in concert with other agents and current therapies in certain wounds and under various medical conditions within an expanding spectrum of advanced wound care solutions.

About Excellarate and New Formulation Advancements

Excellarate is a collagen-based topical gel employing TRC’s Gene Activated Matrix™ that is designed to locally stimulate the release of platelet-derived growth factor-B protein (PDGF-B), an important key in the human body’s wound healing process. Sustained, localized micro-release of PDGF-B by a patient’s own cells directly at the wound site is believed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of cells such as monocytes, fibroblasts and endothelial cells. These cell types are critical for the effective stimulation of a variety of wound healing processes.

The Excellarate product candidate is designed to require only one or two physician-administered treatments, in contrast to most diabetic wound healing agents or devices in use that require repeated administrations over a long term (weeks to months). Based on recently announced advancements, Excellarate will be re-formulated as an easy-to-use single syringe that is pre-mixed and ready to be applied to patients’ wounds. The reformulation will allow Excellarate to be maintained in a physician’s office using a standard refrigerator (at a temperature of about 4°C) and is expected to have a shelf life of 15-18 months.

Orthobiologics Initiative

Cardium recently announced its plans to develop a DNA-based orthobiologics product portfolio based on research and development that will initially focus on non-union bone fractures for medically-compromised patients, and spinal fusions for patients with degenerative disc disease. Orthobiologics is a rapidly growing segment of the orthopedics market and represents biologically-active products designed to enhance musculo-skeletal repair and regeneration. The initial orthobiologics focus will be on the development of Osteorate™, a DNA-based non-surgical injectable bone graft gel to repair bone fractures and regenerate tissue in certain medically-compromised patient populations. Osteorate will be based on a reformulation of Cardium’s DNA-based Excellarate wound healing product candidate, which is designed to stimulate localized and sustained cellular production of platelet-derived growth factor-B (PDGF-B) protein, as a treatment for patients with non-healing diabetic foot ulcers. The Gene Activated Matrix technology allows for a broad spectrum of formulations which would include, but not be limited to, collagen, demineralized bone matrices, allograft and synthetic graft materials.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In May 2009, Cardium announced completion of the enrollment for the Matrix Phase 2b clinical study to evaluate the Excellarate product candidate as a treatment for patients with non-healing diabetic ulcers. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MATRIX study or other human clinical trials can be conducted and completed in an efficient and successful manner, that product formulation enhancements will be successful or will effectively simplify or expand the use of product candidates or technologies, that the GAM technology can be successfully broadened or applied to additional wound healing or tissue repair opportunities, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.

Other trademarks are the property of their respective owners.